Exhibit 4(a)1

SHARE PURCHASE AND SALE AGREEMENT

This Share Purchase and Sale Agreement dated November 4, 2002 is executed by and between the following parties:

I. - on the one part, the shareholders listed below, hereinafter referred to jointly as “Sellers”:

1.1. - FERNÃO CARLOS BOTELHO BRACHER, Brazilian, married, lawyer, resident and legally domiciled in the City of São Paulo, State of São Paulo, with offices at Avenida Paulista No. 37, 20th floor, bearer of Identity Card RG No. 1.309.953/SSP - SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance CPF/MF under No. 004.286.808 - 44 (“FB”); and

1.2. - ANTONIO BELTRAN MARTINEZ, Brazilian, married, businessman, resident and legally domiciled in the City of São Paulo, State of São Paulo, with offices at Avenida Paulista No. 37, 20th floor, bearer of Identity Card RG No. 1.199.990 - SSP/SP and enrolled with the Individual Taxpayers Register of the Ministry of Finance CPF/MF under No. 004.638.098 - 15 (“AB”);

II. - and on the other part, in its capacity of buyer:

2.1. - BANCO ITAÚ S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha No. 100, Itaúsa Tower, enrolled with the National Register of Legal Entities of the Ministry of Finance CPF/MF under No. 60.701.190/0001 - 04, herein represented pursuant to its By - Laws (“Itaú”).

RECITALS

(1) WHEREAS the Sellers either directly or indirectly are shareholders of Banco BBA - Creditanstalt S.A. (“Banco BBA”), which capital stock is represented by shares, of which fifty percent (50%) are common shares and fifty percent (50%) are preferred shares, all of them registered and having no par value, which on the Closing Date will be distributed as follows, being that the participation of the Sellers may be held directly or through Holding Companies:

Shareholder	% of Voting Capital	% of Preferred Capital	% of Total Capital

FB	11.015	15.695	13.355

AB	5.475	21.235	13.355

BBA - P	51.000	- - -	25.500

HVB	32.510	63.070	47.790

Total	100.000	100.000	100.000

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(2) WHEREAS the Sellers either directly or indirectly are shareholders of BBA Participações S.A. (“BBA - P”), controlling equity holder of Banco BBA, which capital stock is represented by shares, of which one third (1/3) are common shares and two thirds (2/3) are preferred shares, all of them registered and having no par value, which on the Closing Date will be distributed as follows, being that the participation of the Sellers may be held directly or through Holding Companies:

Shareholder	% of Voting Capital	% of Preferred Capital	% of Total Capital

FB	40	42.500	41.665

AB	10	57.500	41.665

H - E	50.000	- - -	16.670

Total	100.000	100.000	100.000

(3) WHEREAS, subject to the terms and conditions of this Instrument, the Sellers wish to sell to Itaú the totality of the common and preferred shares issued by Banco BBA that they will hold on the Closing Date, either directly or indirectly, as per recital (1) above (jointly, the “Banco BBA Shares”), with all of their rights and obligations;

(4) WHEREAS, subject to the terms and conditions of this Instrument, the Sellers wish to sell to Itaú the totality of the common and preferred shares issued by BBA - P that they will hold on the Closing Date, either directly or indirectly, as per recital (2) above (jointly, the “BBA - P Shares”), with all of their rights and obligations;

(5) WHEREAS, subject to the terms and conditions of this Instrument, Itaú wishes to purchase from the Seller the Banco BBA Shares and the BBA - P Shares, with all of their rights and obligations.

NOW THEREFORE, the parties hereto have agreed to enter into to this Share Purchase and Sale Agreement (the “Purchase and Sale Agreement” or the “Instrument”), which shall be governed by the following articles and conditions:

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I. - DEFINITIONS

1.1. - Each one of the expressions indicated below with upper case initials is used in this Purchase and Sale Agreement in the singular or plural forms, as the case may be, with the corresponding meaning ascribed to them in the article of this Instrument indicated next to the relevant expression:

Expression	Article
AB	Preamble 1.2
Banco BBA Shares	Recital (3)
BBA - P Shares	Recital (4)
Traded Shares	Article 2.1
Banco BBA Shareholders Agreement	Article 6.2(a)
Arbitrator	Article 1.2
Itaú Corporate Assets	Article 10.3
Banco BBA	Recital (1)
Central Bank	Article 1.2
BBA - P	Recital (2)
BBP	Article 1.2
CDI	Article 1.2
Committee	Article 16.1
Conditions Precedent	Article 5.1
Memo Account	Article 1.2
Memo Account - Treasury Results	Article 19.3
Memo Account - Potential	Article 13.2
Memo Account - Potential - BBA	Article 13.4
Memo Account - Potential - Itaú	Article 13.4
Memo Account - Realized	Article 13.2
Memo Account - Realized - BBA	Article 13.4
Memo Account - Realized - Itaú	Article 13.4
Contingency	Article 1.2
Purchase and Sale Agreement	Preamble
Controlled Subsidiary	Article 1.2
Equity Control	Article 1.2
Credits	Article 1.2
BBA Selected Credits	Article 11.3
Itaú Selected Credits	Article 11.6
Closing Date	Article 6.1
Treasury Deficit	Article 1.2
Subordinated Debt	Article 1.2
BBA Companies	Article 1.2
FB	Preamble 1.1
Fináustria	Article 1.2
Closing	Article 6.1
H - E	Article 1.2
HVB	Article 1.2
IGP - M	Article 1.2
Confidential Information	Article 20.4
Instrument	Preamble
Asset Shortages	Article 1.2
Itaú	Preamble 2.1
Corporations Law	Article 1.2
Parameter	Article 1.2
Fixed Portion of the Purchase Price	Article 3.1(a)
Variable Portion of the Purchase Price	Article 3.1(b)

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Liability Shortages	Article 1.2
Threshold	Article 1.2
Required Equity	Article 1.2
Transition Period	Article 18.1
Purchase Price	Article 3.1
Treasury Results	Article 19.1
Credit Balance - Itaú	Article 16.15
Credit Balance - Sellers	Article 16.15
Holding Companies	Article 2.3
Subsidiary	Article 1.2
Treasury Surplus	Article 1.2
Asset Overages	Article 1.2
Liability Overages	Article 1.2
Foreign Exchange Rate	Article 1.2
Referential Treasury Rate	Article 1.2
Treasury Results Rate	Article 1.2
Pledged Amount	Article 17.2
Retained Amount	Article 19.6
Guarantee Referential Amount	Article 17.4
Total Amount of Contingencies	Article 4.5
Sellers	Preamble I

1.2. - The following expressions are used in this Purchase and Sale Agreement in the singular or plural forms, as the case may be, with the meanings ascribed to them in this Article, to wit:

Arbitrator	One or more of the following persons, chosen by Itaú and by the Sellers according to the following rules:

(a) the persons indicated are: Drs. Luiz Nelson Guedes de Carvalho, Eliseu Martins, Sérgio de Iudícibus, Yoshiaki Nakano and Francisco Sylvio de Oliveira Mazzucca;

(b) the Arbitrator(s) shall be chosen by mutual agreement between Itaú and the Sellers;

(c) in the event that there is no agreement, the Arbitrator(s) shall be chosen by lottery, from among the named persons, with due regard for the criterion of the greatest specialization in the field under discussion; the lottery shall be drawn in the presence of the representatives of the Sellers on the one part and of Itaú on the other part, while observing that:

(i) for individual divergences deemed to be equal or greater than R$ 50 million, all of the persons indicated shall act jointly as Arbitrators;

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(ii) for individual or joint divergences deemed to be between R$ 20 million and R$ 50 million, the arbitration shall be conducted by three (3) Arbitrators;

(iii) for individual or joint divergences deemed to be up to R$ 20 million, the arbitration shall be conducted by one (1) Arbitrator;

(iv) conduction by Arbitrators, either individually or in a group of three (3), is limited to solution of divergences up to a total amount of R$ 150 million, and when such amount is reached all of the persons indicated shall act as Arbitrators;

(d) in the case of conduction of the arbitration by collegiate, the Arbitrators shall seek a decision by consensus, however if this is not possible they shall decide by majority vote;

(e) any one of the persons indicated that may be acting as an executive of a financial institution is forbidden to act as an Arbitrator on the terms of this Instrument; and

(f) in the event of impediment of, or refusal by, an Arbitrator, his/her replacement shall be chosen by the parties; in the absence of consensus the choice shall be made by way of a lottery.

Central Bank	The Central Bank of Brazil or any governmental authority that may succeed it in respect of its attributions.

BBP	Price Base Balance Sheet, consisting of: (a) the balance sheet of BBA - P and (b) the consolidated balance sheet of Banco BBA, all of which prepared based on the period ended September 30, 2002 and audited, the non - audited versions of which are attached to this Purchase and Sale Agreement as an Exhibit to Article 8.14. The audited versions shall be delivered to Itaú within thirty (30) days from the date of execution of this Instrument, replacing the non - audited versions of the mentioned exhibit.

CDI	Interest rate for Interbank Deposit Certificates, calculated by using the average daily rate for interbank deposits known as "DI Rate - extra - group transactions", expressed as an annual percentage based on a year of 252 days, calculated and announced daily by the Securities Custody and Settlement Center (local acronym

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CETIP), or another referential rate of the National Financial System that may replace it.

Memo Account	Each of the memo accounts referred to in Section XIII of this Purchase and Sale Agreement, established for calculation and monitoring the parties’ obligation of indemnifying, with due regard for the provisions of Section XII of this Purchase and Sale Agreement.

Contingency	Any obligation of the BBA Companies of a legal, tax, labor - related, social security - related or civil nature, or of any other nature, not recorded in accounting, or with insufficient provision on the date of the BBPs, as well as (a) any unsubstantial or overvalued asset on the date of the BBPs, except for tax credits shown in the BBPs which shall be accepted at their book value, according to a study delivered to Itaú on the date of this Instrument, with the purpose of demonstrating that such credits are in condition to be realized by Banco BBA within an average period of up to five (5) years, (b) any other off - balance - sheet risk not adequately reflected in accounting, and (c) an error or failure in recording expenses or obligations on the date of the BBPs; all of which in accordance with Brazilian generally accepted accounting criteria and practices and with applicable rules of the Central Bank or of other official regulatory agencies, consistent with previous periods.

Controlled Subsidiary	A party the Equity Control of which is held by another party.

Equity Control	A situation whereby one party (a) holds the equity control of another party, as defined in Article 116 of the Corporations Law, or (b) has the power to (i) control the business decisions, management and strategies of another party or (ii) elect the majority of the members of the administrative bodies of another party.

Credits	All asset transactions carried out by the BBA Companies or transferred by Itaú to Banco BBA, comprising not only typical loan transactions in all of their categories but also other transactions that evidence or characterize the granting of credit to third parties or any risk

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transactions with clients, including among others direct credits, derivative credits, disbursements or disbursement commitments, including those undertaken for pledged guarantees.

Treasury Deficit	During any period of assessment, an amount that is less than the Parameter, calculated by comparing the Parameter with the actual results of Banco BBA treasury transactions.

Subordinated Debt	A subordinated debt to be issued by Itaú, by means of a Bank Deposit Certificate (local acronym CDB), with a maturity term of five (5) years, payable in one lump sum, to be restated by CDI.

BBA Companies	BBA - P and its Subsidiaries which shall be part of the business transaction that is subject - matter of this Instrument, and Banco BBA and its Subsidiaries, all of them exhaustively listed in the Exhibit to Article 1.2.

Fináustria	Fináustria Participações Ltda.

H - E	BBA - Creditanstalt HE Participações S.A.

HVB	Bayerische Hypo - und Vereinsbank Aktiengesellschaft

IGP - M	General Market Price Index published by the Getúlio Vargas Foundation (local acronym FGV) or, in the event that such index is no longer published, the general price index that best reflects price variations in the period, as agreed upon by the parties.

Asset Shortages	The differences that are short of the amounts (a) of assets assessed directly or indirectly in the BBPs that may result in (i) total or partial non - existence or non - realization of the amount of the Selected Credits of BBA, after taking into account the existing provisions accrued on such Credits; and (ii) non - existence or eviction of assets and rights; (b) of the Selected Credits of Itaú that derive from the non - existence thereof or from total or partial non - realization; as well as (c) of those related to the minimum spreads on the terms of Articles 10.4 and 10.5. In relation to Fináustria and its Subsidiaries a percentage of seventy - one - point -

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nine - nine - nine - three (71.9993%) shall be applied on the amounts assessed on the terms of the previous sentence.

Corporations Law	Law No. 6.404, of December 15, 1976, as amended.

Parameter	Results from treasury transactions that in any calculation period correspond to the amount arrived at by applying the Treasury Results Rate on Required Equity.

Liability Shortages	The differences short of the amounts calculated in the BBPs relative to the liabilities of the BBA Companies, deriving from facts or acts, either omissive or active, occurring up to the date of the BBPs, that are not demandable until the expiration of their respective statutes of limitations, or that are settled by amounts that are less than the relevant book values or of those recorded in the correspondent provisions. In relation to Fináustria and its Subsidiaries a percentage of seventy - one - point - nine - nine - nine - three (71.9993%) shall be applied on the amounts assessed on the terms of the previous sentence.

Threshold	The result from treasury transactions that in any period of assessment corresponds to the amount arrived at by applying the CDI variation on Required Equity, without deducting taxes.

Required Equity	The referential equity effectively used for treasury transactions, calculated according to Central Bank rules for calculation of the Basel index, so as to result monthly in an index equivalent to the minimum required by the Central Bank, plus ten percent (10%). The Required Equity for the period shall be the average referential equity as calculated monthly.

Subsidiary	In respect of any legal entity, a legal entity directly or indirectly Controlled by such legal entity.

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Treasury Surplus	During any period of assessment, an amount that is greater than the Parameter, calculated by comparing the Parameter with the actual results of Banco BBA treasury transactions.

Asset Overages	The differences that are over (a) the amounts of assets calculated in the BBPs deriving from (i) Credits of which the BBA Companies are holders and that are not included in the BBPs; (ii) Credits for which a bad debts provision has been accrued in the BBPs which realization amount exceeds the net book value of the correspondent provision; (iii) Credits that on the date of the BBPs have been written off as losses and that may be realized, wholly or in part; (iv) collections in excess of restatement by the corresponding Treasury Referential Rate for the BBA Selected Credits; and (v) assets and rights of which the BBA Companies are holders and that are not included in the BBPs; as well as (b) the amounts that derive (i) from Itaú Selected Credits that have been written off as losses and that may be realized, wholly or in part; (ii) collections in excess of restatement calculated according to the corresponding Treasury Referential Rate for the Itaú Selected Credits; and (c) the amounts that derive from recovery of Liability Overages previously entered in Memo Account - Realized - BBA or in Memo Account - Realized - Itaú. In relation to Fináustria and its Subsidiaries a percentage of seventy - one - point - nine - nine - nine - three (71.9993%) shall be applied on the amounts assessed on the terms of the previous sentence.

Liability Overages	The differences that are over the amounts (a) of liabilities included directly or indirectly in the BBPs, deriving (i) from the existence of charges, losses or burdens of the BBA Companies, resulting from facts or acts, either omissive or active, occurring up to the date of the BBPs, that are not recorded in the BBPs or for which the provisions included in the BBPs are less than the amounts actually owed, taking into account in this case only the amounts that exceed the existing provisions; and (ii) from the existence of obligations or contingencies of any nature of the BBA Companies that result from facts or acts, either omissive or active, occurring up to the date of the BBPs, and that are not recorded in the BBPs,

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or for which the provisions included in the BBPs are less than the amounts actually owed, in this case according to the exceeding amounts; as well as (b) liabilities originating from Itaú Corporate Assets. In relation to Fináustria and its Subsidiaries a percentage of seventy - one - point - nine - nine - nine - three (71.9993%) shall be applied on the amounts assessed on the terms of the previous sentence.

Foreign Exchange Rate	The average purchase and selling rates for U.S. dollars in the commercial foreign exchange market, applicable on a given date, as published by the Central Bank through its Information System (local acronym SISBACEN), Transaction PTAX - 800, Option 5, in respect of trading carried out on the previous business day.

Treasury Referential Rate	The funding cost attributed individually to each Credit by the treasury of Banco BBA upon granting thereof, or the funding cost provided by the treasury of Itaú upon transfer of the Itaú Corporate Assets, plus a spread of two percent (2%) per annum, or the implicit spread, whichever is less, but in any event not less than one - point - two - five percent (1.25%) per annum.

Treasury Results Rate	Corresponds to CDI plus four percent (4%) per annum.

1.3. - The cross - references made in this Purchase and Sale Agreement, unless otherwise indicated, are in respect of Articles and Sections of this Purchase and Sale Agreement.

II. - PURCHASE AND SALE OF BANCO BBA SHARES AND BBA - P SHARES

2.1. - Subject to the terms and conditions of this Purchase and Sale Agreement, the Sellers sell to Itaú and Itaú purchases from the Sellers, together, the Banco BBA shares and the BBA - P shares (hereinafter referred to jointly as the “Traded Shares”), with all of the rights and obligations that they represent, with due regard for the provisions of Articles 2.3 and 2.4, for the Purchase Price specified in Section III.

2.2. - The actual transfer of property of the Traded Shares from the Sellers to Itaú shall occur on the Closing Date, as defined in Article 6.1.

2.3. - The delivery of the Traded Shares may be effected by means of transfer of holding companies (“Holding Companies”) by the Sellers to Itaú that on the Closing Date are the holders of the Traded Shares, provided that:

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(a) the Holding Companies are companies that have been recently incorporated, the only assets of which are the Traded Shares, and which companies have no liabilities; and

(b) the process for the incorporation of the Holding Companies has been previously discussed by the Sellers with Itaú.

2.4. - The bonus for the top executives of Banco BBA for the current six - month period shall be paid following the procedure applied in previous six - month periods, this obligation being a constituent and essential part of this business transaction.

III. - PURCHASE PRICE

Purchase Price

3.1. - The purchase price (“Purchase Price”) for the Traded Shares, irrespective of type, shall be the result of the algebraic sum of the following:

(a) a fixed portion, referred to as “Fixed Portion of the Purchase Price”; and

(b) a variable portion, referred to as “Variable Portion of the Purchase Price”.

3.2. - The Fixed Portion of the Purchase Price is the total amount of one billion, four hundred and thirty - two million, four hundred and ninety - eight thousand Reais (R$ 1,432,498,000.00), subject to a possible adjustment resulting from the audit of the BBPs.

3.3. - The Variable Portion of the Purchase Price shall be the result of the algebraic sum of the following:

(a) any Credit Balance - Itaú or Credit Balance - Sellers deriving from assessment of the Memo Account, on the terms of Article 16.16 and 16.17, respectively; and

(b) any credit balance in favor of Itaú or of the Sellers in the Memo Account - Treasury Results, pursuant to Section XIX, as well as the Treasury Results paid pursuant to Article 19.7.

Payment Terms

3.4. - The Fixed Portion of the Purchase Price shall be paid in the form stipulated below:

(a) upon compliance with the necessary legal formalities, which process shall not exceed a term of five (5) days following the homologation by the Central Bank of the increase of capital stock of Itaú, the amount of four hundred and seventy - six million, thirty - six thousand Reais (R$

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476,036,000.00) shall be paid upon delivery to the Sellers of three billion, twelve million, eight hundred and eighty - eight thousand (3,012,888,000) preferred shares issued by Itaú, free and clear of any liens, which quantity shall be adjusted as a result of any split or grouping of Itaú shares, or of any event of a similar nature that should occur prior to the Closing Date;

(b) on the Closing Date, the amount of four hundred and fifteen million, two hundred and eighty - seven thousand Reais (R$ 415,287,000.00), restated between the date of the BBPs and the date of payment according to the variation of the CDI, to be paid in cash by means of credit to the accounts of the Sellers as indicated in advance by the latter to Itaú; and

(c) on the Closing Date, the amount of five hundred and forty - one million, one hundred and seventy - five thousand Reais (R$ 541,175,000.00), restated between the date of the BBPs and the date of payment according to the variation of the CDI, to be paid in cash for simultaneous investment by the Sellers of the same amount for purchase of securities representing the Subordinated Debt of Itaú.

3.4.1. - Itaú shall promptly proceed with the legal formalities that are required by Article 3.4 (a) and shall take all the necessary or convenient actions for such purpose, so that the preferred shares issued by Itaú can be delivered to the Sellers as soon as possible following the Closing Date.

3.5. - The Variable Portion of the Purchase Price shall be settled in the form provided for in Articles 16.14 to 16.18 and in Section XIX.

3.6. - The Purchase Price to be paid by Itaú shall be attributed to the Sellers in proportion to the quantity of Banco BBA Shares and BBA - P Shares sold by each one of them.

3.7. - In the event that the delivery of the Traded Shares is carried out by means of transfer from the Sellers to Itaú of the Holding Companies, the Purchase Price shall be allocated in proportion to the equity interest represented by the mentioned Holding Companies.

IV. - DUE DILIGENCE

4.1. - In the forty - five (45) days following the date of execution of this Purchase and Sale Agreement Itaú shall conduct a due diligence in the BBA Companies, requiring that the Sellers ensure that the BBA Companies provide reasonable unrestricted access to all of the books, records, documents and information necessary to conduct the due diligence, as well as to any legal or administrative proceedings to which the BBA Companies may be parties. Itaú agrees to conduct the due diligence in a form that does not jeopardize or interfere with the normal course of business of the BBA Companies.

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4.2. - Itaú shall exert all reasonable efforts to complete the due diligence within a period less than that specified in Article 4.1 and shall maintain the Sellers continually informed as to the progress of the tasks.

4.3. - At the end of the due diligence on the terms of Articles 4.1 and 4.2, Itaú shall deliver to the Sellers a report presenting an individualized and detailed description of the Contingencies ascertained, including the individual amount and the total amount of such Contingencies.

4.4. - Within thirty (30) days following the delivery of the report referred to in Article 4.3, the Sellers shall examine the report, with Itaú remaining available for joint discussion with the Sellers of any of the Contingencies reported and amounts attributed thereof.

4.5. - In the ensuing period of fifteen (15) days, the Sellers and Itaú shall discuss in good faith the content of the report and shall determine by mutual agreement the actual total amount of all of the Contingencies ascertained (the “Total Amount of Contingencies”).

4.6. - In the event that it is not possible to arrive at an agreement within the deadline established in Article 4.5, the impasse concerning the actual Total Amount of the Contingencies shall be submitted to an Arbitrator, on the terms of Law No. 9307 of September 23, 1996, according to the following rules:

(a) the arbitration shall be conducted by the Arbitrator(s) in the Portuguese language in the City of São Paulo and shall have as its subject - matter solely the determination of the individual amounts of the Contingencies in respect of which the parties have failed to arrive at an agreement;

(b) the amount of each Contingency in respect of which the parties have failed to arrive at an agreement shall mandatorily be established by the Arbitrator(s) in the interval between the amount ascertained by Itaú and the amount ascertained by the Sellers for the relevant Contingency;

(c) if necessary, the Arbitrator(s) may be counseled by experts of their choice in the fields of law, accounting and auditing - provided that they are independent in respect of the Sellers and of Itaú - with expenses for such expert being borne by the parties on the terms of item (g) of this Article;

(d) if due to the amount involved the matter is subject to resolution by all of the Arbitrator(s), at the request of any of the parties the Arbitrator(s) shall consult a specialist on the matter in the discussion, chosen by mutual agreement between Itaú and the Sellers; in the absence of consensus the choice shall be by lottery, with the expenses with such specialist being borne by the parties on the terms of item (g) of this Article

(e) the arbitration decision shall take into account not only rules of law, but also of equity, custom and usage in the financial market and generally accepted accounting principles;

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(f) the decision shall be rendered within thirty (30) days counting from the institution of the arbitration, which period may by consensus of the parties be extended whenever necessary;

(g) the expenses incurred with arbitration, as well as the fees of the Arbitrator(s), shall be borne by the parties in proportion to their respective losses in the dispute; and

(h) the arbitration decision shall be binding upon the parties and may not be revised other than as to its formal aspects.

4.7. - If the Total Amount of the Contingencies is equal to or greater than fifty percent (50%) of the net equity of the BBA Companies as assessed in the BBPs, this Purchase and Sale Agreement may be terminated by Itaú by giving written notice to the Sellers within ten (10) days from the date of assessment of the Total Amount of the Contingencies on the terms of Articles 4.5 and 4.6.

4.8. - For better clarity, the parties hereby represent that the conduction of the due diligence has the purpose of determining the Total Amount of the Contingencies for the purpose of Article 4.7, which shall not operate as a basis for revision of the Purchase Price established in Section III.

V. - CONDITIONS PRECEDENT

5.1. - The Closing (as defined in Article 6.1) and the occurrence of the events described in Article 6.2 shall be preceded by the implementation or verification of the following suspensive conditions (the “Conditions Precedent”):

(a) the obtainment of authorization by the Central Bank to complete the business transactions contemplated in this Instrument;

(b) the effective purchase and sale transaction by which Itaú shall purchase on the Closing Date the equity interests held by HVB in the BBA Companies; and

(c) that the due diligence provided for in Section IV has been completed, whereby the amount provided for in Article 4.7 has not been reached or surpassed and, in this case, without Itaú having exercised the option provided for in Article 4.7.

VI. - CLOSING OF THE PURCHASE AND SALE

6.1. - The closing of the purchase and sale as provided for in this Purchase and Sale Agreement (the “Closing”) shall occur on the fifth (5th) business day following the date on which the Conditions Precedent have been complied with (the “Closing Date”), at the headquarters of Banco BBA at Avenida Paulista No. 37, 20th floor, at 12:00 noon, or in any other place and time mutually agreed upon by the parties.

6.2. - The following events shall occur simultaneously upon Closing:

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(a) transfer to Itaú of title to equity interests held by HVB in the BBA Companies, with the consequent termination of the Shareholders Agreement executed on July 25, 1988 among HVB, BBA - P, FB and AB, as amended (“Banco BBA Shareholders Agreement”);

(b) payment of the Fixed Portion of the Purchase Price, as stipulated in Articles 3.4(b) and (c);

(c) transfer to Itaú of title to Banco BBA Shares and BBA - P Shares through the drawing up and signing of the proper instruments of transfer for the Banco BBA Shares and the BBA - P Shares in the “Register Books for Transfer of Registered Shares” of Banco BBA and of BBA - P, at the same time giving rise to registration of Banco BBA Shares and of BBA - P Shares as property of Itaú in the “Register Book for Transfer of Registered Shares” of Banco BBA and of BBA - P;

(d) execution of the BBA - P Shareholders Agreement, on the terms of the Exhibit to Article 6.2(d);

(e) execution of the H - E Shareholders Agreement, on the terms of the Exhibit to Article 6.2(e);

(f) execution of the Agreement for the Pledge of the Securities Representing the Subordinated Debt, on the terms of Exhibit to Article 17.3(a);

(g) execution of the Agreement for Pledge of the Shares of H - E, if applicable, on the terms of the Exhibit to Article 17.3(b);

(h) occurrence of a Special Shareholders’ Meeting of BBA - P in order to proceed with (i) the amendments to its By - Laws on the terms of Exhibit to Article 6.2(h), and (ii) election and investiture of the new Executive Officers of BBA - P, on the terms of Article 8.3 of the BBA - P Shareholders Agreement;

(i) occurrence of a Special Shareholders’ Meeting of Banco BBA in order to proceed with (i) the amendments to its By - Laws on the terms of Exhibit to Article 6.2(i), with the extinction of the Advisory Board, and (ii) election of the members of its Board of Directors, on the terms of Articles 5.3 and 5.4 of the BBA - P Shareholders Agreement; and

(j) occurrence of a meeting of the Board of Directors of Banco BBA to elect the Executive Officer for Controllership, on the terms of Article 5.21 of the BBA - P Shareholders Agreement.

VII. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THEMSELVES

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The Sellers hereby jointly grant to Itaú the representations and warranties below concerning themselves, which comprise the corresponding exhibits, that they represent as being correct and true on this date and that will continue to be as such on the Closing Date, to which they shall survive.

7.1. - The Sellers have all the powers, authority and legal capacity that are necessary to execute this Instrument, to carry out the transactions contemplated hereunder and to comply with all of their obligations on the terms of this Purchase and Sale Agreement. This Instrument is being duly and validly executed by the Sellers. This Instrument constitutes a legal, valid and binding obligation of the Sellers, enforceable upon each one of them in accordance with its relevant terms.

7.2. - Except for the prior approval by the Central Bank referred to in Article 5.1 (a) and, if necessary, authorization by other proper authorities, the execution, formalization and performance of this Purchase and Sale Agreement by the Sellers (i) do not require any authorization from or registration with any third parties, including governmental agencies, administrative offices and authorities; (ii) do not violate, conflict with or characterize default or early maturity of any security, note, mortgage, deed of issuance, license, agreement, or any other instrument or obligation to which the Sellers are parties or in respect of which any of their relevant property or assets may be bound by, except as provided in the Exhibit to Article 7.2(ii); and (iii) do not violate any law, rule, regulation, decision or decree of any governmental authority or agency, including the Central Bank.

VIII. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE BBA COMPANIES

The Sellers hereby jointly grant to Itaú the representations and warranties below concerning the BBA Companies, which comprise the corresponding exhibits, that they represent as being correct and true on this date and that shall continue to be as such on the Closing Date, to which they shall survive. The representations and warranties concerning the BBA Companies also comprise, mutatis mutandis, all of the Holding Companies in the case provided for in Article 2.3.

INCORPORATION AND SITUATION OF THE BBA COMPANIES

8.1. - The BBA Companies have been duly incorporated, are validly existent and are in good standing on the terms of the legislation of their country of incorporation, including as regards Central Bank rules, if applicable, and have been registered with all of the agencies, commercial registries and proper federal, state and municipal administrative offices.

8.2. - The BBA Companies have all powers that are necessary for the conduction of their business transactions such as presently conducted.

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8.3. - The accounting books of the BBA Companies follow legal formalities and are in perfect order, having been recorded according to the accounting principles generally accepted in Brazil or in their country of incorporation and, if applicable, to the rules of the Central Bank, applied in a consistent form.

8.4. - All of the BBA Companies’ Credits and relevant guarantees exist, have been duly recorded in accounting, have been formalized and are payable at their contractual value, except in respect of vices or irregularities that do not affect the collection or realization of the Credit, on the terms of Article 16.4.

8.5. - All of the goods and other rights recorded in the accounting of the BBA Companies exist and the BBA Companies are the legitimate owners of such goods and rights.

8.6. - All of the obligations of any nature of the BBA Companies are recorded in the accounting of the BBA Companies according to applicable rules and to the accounting principles generally accepted in Brazil or in their country of incorporation.

8.7. - All charges, risks, obligations and contingencies deriving from facts or acts, either omissive or active, occurring up to the date of the BBPs, are provisioned in such balance sheets with observance of applicable legal rules and of generally accepted accounting principles, as well as any rules in force issued by the proper authorities or agencies, including the National Monetary Council, the Central Bank and the Securities Commission, whenever appropriate.

TITLE TO THE SHARES

8.8. - Except as provided for in the Banco BBA Shareholders Agreement and in the BBA - P Shareholders Agreement currently in force, the BBA - P Shares and the Banco BBA Shares are free and clear of any liens, encumbrances, debts, doubts or charges of any kind, and there is no agreement, commitment or obligation that has been executed or undertaken by the Sellers with third parties relative to the sale, assignment, transfer or any other form of disposal or encumbrance of the BBA - P Shares and the Banco BBA Shares. The Sellers are and shall be the lawful owners of the BBA - P Shares and Banco BBA Shares. All of the securities representing shares or that could be converted into shares issued by BBA - P or by Banco BBA that are effective or outstanding on the date of execution of this Purchase and Sale Agreement are listed in the Exhibit to Article 8.8.

ASSETS

8.9. - The BBA Companies are the lawful owners of all of the assets reflected in their financial statements, which assets are free and clear of any liens, encumbrances, debts, doubts or charges, except as applicable in the normal course of business.

TAX, LABOR AND SOCIAL SECURITY MATTERS

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8.10. - The BBA Companies have complied with all of their obligations of a tax nature, having presented whenever due all of the tax returns required by applicable legislation, and have paid any and all federal, state or municipal tributes, taxes, fees, charges and social contributions, or other governmental charges, for which they were, are or may be liable for, up to the Closing Date.

8.11. - The BBA Companies have complied with all of their obligations of a labor and social security - related nature, having presented whenever due all of the declarations required by applicable legislation and have paid any and all amounts and charges for which they were, are or may be liable for, up to the Closing Date.

LITIGATION

8.12. - All actions, claims, proceedings or investigations, whether administrative or judicial, brought against the BBA Companies, amounting to more than four hundred thousand Reais (R$ 400,000.00) each, are listed in the Exhibit to Article 8.12.

LIABILITIES FOR GUARANTEES AND OBLIGATIONS

8.13. - All liabilities for guarantees and obligations and other commitments of any nature undertaken by the BBA Companies are duly recorded in accounting according to applicable rules and the accounting practices generally accepted in Brazil and in their country of incorporation, as the case may be.

FINANCIAL STATEMENTS

8.14. - The Exhibit to Article 8.14 contains the BBPs, which have been correctly prepared according to the accounting principles generally accepted in Brazil and in the country of incorporation of the correspondent company, and according to legislation emanated from the proper authorities, applied in a form that is consistent with previous and audited periods.

RELEVANT AGREEMENTS

8.15. - Except for corporate acts and other related documents concerning the BBA Companies, to be formalized by the Sellers up to the Closing Date so as to attain the equity participation established in Recitals (1) and (2) above, the Exhibit to Article 8.15 contains a list of the following non - operating agreements executed by any one of the BBA Companies, currently in effect or that could generate obligations for the BBA Companies for an individual amount equal to or greater than one million Reais (R$ 1,000,000.00):

(a) involving the acquisition or sale of permanent assets;

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(b) involving the acquisition or sale of equity interest or business; and

(c) that require the BBA Companies to invest or divest.

8.15.1. - The Exhibit to Article 8.15 further includes any agreement for association, consortium or shareholders/quotaholders agreements that could generate a substantial impact on the equity of the BBA Companies.

NO VIOLATIONS; CONFLICTS

8.16. - The execution, formalization and performance of this Purchase and Sale Agreement by the Sellers (i) does not violate, conflict with or characterize default or early maturity of any security, note, mortgage, deed of issuance, license, agreement, or another Instrument or obligation to which the BBA Companies are parties or in respect of which any of their relevant property or assets may be bound by, except as provided in the Exhibit to Article 8.16(i); (ii) does not violate any law, rule, regulation, decision or decree of any governmental authority or agency, including the Central Bank; and (iii) does not result in the creation of any liens or encumbrances of any kind on the property or assets of the BBA Companies or on the BBA - P Shares and the Banco BBA Shares, except as in respect of the Banco BBA Shareholders Agreement and the BBA - P Shareholders Agreement currently in force, which shall be terminated up to the Closing Date.

COMPLIANCE WITH THE LAW

8.17. - The BBA Companies have complied with all laws, rules, regulations, decisions, decrees and ordinances that may be applicable to them or to the operation of their business, including, if applicable, regulations issued by governmental authorities or agencies, including the National Monetary Council, the Central Bank and the Securities Commission. The BBA Companies are not subject to any order or warrant issued by governmental authorities that could cause a relevant adverse effect on the businesses or the financial situation of the BBA Companies.

NO CHANGES

8.18. - Except for corporate acts and other related documents concerning the BBA Companies to be formalized by the Sellers up to the Closing Date so as to attain the equity participation established in Recitals (1) and (2) above, as from September 30, 2002: (a) there has been no significant adverse change in the business, assets or situation of the BBA Companies; (b) the BBA Companies have conducted their business in their normal course and in a manner that is consistent with previous practices; and (c) the BBA Companies have not performed any of the following acts that could generate a

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substantial impact on the net worth of the BBA Companies, except as confirmed in writing as being of knowledge to Itaú:

(a) declared or paid any dividend or other distribution, stock dividend or effected other payments related to any of their shares, nor have carried out share splits or groupings, except for the payments already provisioned in the BBPs or provided for in this Instrument;

(b) have suffered any damage, destruction or substantial loss of any asset or right that they possess, or that are used in their businesses, involving an aggregate amount equal to or greater than one million Reais (R$ 1,000,000.00);

(c) have implemented any changes in their accounting methods or practices;

(d) except as in the normal course of business, in a form that is consistent with previous adopted practices, or except due to a legal requirement, have not executed, adopted or altered in a relevant form any plan, guideline, agreement or covenant in favor of any of its shareholders, officers or employees, which could have as subject - matter employment relationship, consulting, rendering of professional services, change of control, collective bargaining labor agreement, bonus or other incentive compensation, profit sharing, medical or pension plan, stock or other securities options, pension, retirement, vacation, termination pay, deferred remuneration or any other labor, remuneration or benefit condition;

(e) have contracted any shareholders agreement, consortium or any other form of association;

(f) have pardoned, cancelled, waived or released themselves of any debt, accounts receivable, complaint or other right in respect of any person, the amount of which exceeds for any single case one million Reais (R$ 1,000,000.00) or for combined cases two million Reais (R$ 2,000,000.00);

(g) except as in the normal course of business, have undertaken, guaranteed or incurred any debt;

(h) have created or undertaken any liens or encumbrance except as in the normal course of business; and

(i) have carried out any asset, liability or services performance transaction with any party or in any circumstance that is forbidden by legislation or by Central Bank regulations, if applicable.

IX. - REPRESENTATIONS AND WARRANTIES OF ITAÚ

Itaú hereby grants to FB and AB the representations and warranties set forth below, which it represents as being correct and true on this date and that they will continue to be so on the Closing Date, to which they shall survive, being that the representations and warranties

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contained in Article 9.5 and 9.6 shall be correct and true at the time of transfer of the Itaú Corporate Assets to Banco BBA, on the terms of Section X.

9.1. - Itaú has been duly incorporated, is validly existent and is in good standing on the terms of Brazilian legislation, including as regards applicable Central Bank rules, and has been registered with all of the agencies, commercial registries and competent federal, state and municipal administrative offices.

9.2. - Itaú has all of the powers that are necessary for conduction of its business such as presently conducted.

9.3. - Itaú has all the powers, authority and legal capacity that are necessary to execute this Instrument, having performed all of the necessary corporate acts for execution of this Instrument, so as to carry out the transactions contemplated hereunder and comply with all of the obligations thereof. This Instrument is being duly and validly executed by Itaú. This Instrument constitutes a legal, valid and binding obligation of Itaú, which is enforceable upon Itaú in accordance with its relevant terms.

9.4. - Except for the prior approval by the Central Bank referred to in Article 5.1 (a) and, if necessary, authorization by other competent authorities, the execution, formalization and performance of this Purchase and Sale Agreement by Itaú (i) does not require any authorization or registration before any third party, including governmental agencies, administrative offices or authorities; (ii) does not violate, conflict with or characterize default or early maturity of any security, note, mortgage, deed of issuance, license, agreement, or other Instrument or obligation to which Itaú is a party, or in respect of which any of its relevant property or assets may be pledged; and (iii) does not violate any law, rule, regulation, decision or decree of any governmental authority or agency, including the Central Bank.

9.5. - All of the Itaú Credits and respective guarantees that shall be part of the Itaú Corporate Assets, on the terms of Section X, exist, have been duly recorded in accounting and formalized, and are payable at their contractual value, except in respect of vices or irregularities that do not affect the collection or realization of the Credit, on the terms of Article 16.4.

9.6. - The transfer by Banco BBA of the Itaú Credits that make up the Itaú Corporate Assets, on the terms of Section X, (i) shall not violate, conflict with or characterize default, or give rise to early maturity of any security, note, mortgage, deed of issuance, license, agreement or any other Instrument or obligation to which Itaú is a party; (ii) shall not violate any law, rule, regulation, decision or decree of any governmental authority or agency, including the Central Bank; and (iii) shall not result in the creation of any liens, encumbrances, debts, doubts or charges of any kind on the Itaú Corporate Assets.

X. - INCREASE OF BANCO BBA CAPITAL - TRANSFER OF ITAÚ CORPORATE ASSETS - TRANSFER OF ASSETS OUTSIDE OF THE WHOLESALE BANKING SEGMENT

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Increase of Banco BBA Capital

10.1. - Within a period that is compatible with the recommendations of the outside consulting service referred to in item (m) of Article 2.1 of the BBA - P Shareholders Agreement attached to this Purchase and Sale Agreement, the capital stock of Banco BBA shall be increased by the amount of one billion, two hundred million Reais (R$ 1,200,000,000.00), through proportionate provision of funds by the then incumbent shareholders of Banco BBA.

10.2. - The increase of Banco BBA capital referred to above shall be concomitant with increases of BBA - P and H - E capital, so as to maintain the proportionality of shares established in Recitals (10) and (11) of the BBA - P Shareholders Agreement, being that the increase of H - E capital may be implemented prior to the Closing Date.

Transfer of Itaú Corporate Assets

10.3. - Within the same period referred to in Article 10.1, Itaú Credits granted to major (corporate) clients (the “Itaú Corporate Assets”) shall be transferred to Banco BBA, with due regard for the provisions of Articles 11.4 to 11.6. Subject to provisions of Articles 10.4 to 10.6, the Itaú Corporate Assets shall be transferred at their book value.

10.4. - Itaú shall provide for Banco BBA funding that is compatible with the transfer of the Itaú Corporate Assets, without any alteration to the corporate structure of Banco BBA, on terms established by mutual agreement between the Sellers and Itaú that can assure, taking into account for such purpose the revenue provided by the clients of Itaú Corporate Assets effectively transferred to Banco BBA, (i) a minimum spread for each transaction of two percent (2%) per annum or the implicit spread, whichever is less, but in this event not less than one - point - two - five percent (1.25%) for transactions with terms greater than ninety (90) days, and (ii) a minimum spread for each transaction of two percent (2%) per annum or the implicit spread, whichever is less, but in this case not less than zero for transactions with terms equal to or less than ninety (90) days.

10.5. - In consideration for Itaú’s obligations, the Sellers shall assure the same minimum spreads established in Article 10.4 for the BBA Companies’ Credits granted to major (corporate) clients.

10.6. - In the event that the minimum spreads referred to in Articles 10.4 and 10.5 are not achieved, any difference shall be entered as an Asset Shortage in the Memo Account - Realized - Itaú or in the Memo Account - Realized - BBA, as the case may be.

Transfer of Assets Outside of the Wholesale Banking Segment

10.7. - The parties agree that Banco BBA business transactions that are not part of the wholesale banking segment, basically consumer credit and assets management, shall be transferred to Itaú at their relevant book values.

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XI. - SELECTED CREDITS

BBA Selected Credits

11.1. - Within fifteen (15) days following the execution of this Instrument, the Sellers shall deliver to Itaú a detailed list of all BBA Companies’ Credits granted to major (corporate) clients up to the date of execution of this Instrument, including the relevant financial conditions and Treasury Referential Rates, thus enabling for Itaú full access to all information and documents concerning the mentioned BBA Companies’ Credits and their respective guarantees.

11.2. - Within thirty (30) days following the delivery of the list referred to in Article 11.1, Itaú shall deliver to the Sellers a list of the BBA Companies’ Credits that it has selected as being susceptible to a great probability of loss, from among the Credits shown in the list referred to in Article 11.1.

11.3. - Within thirty (30) days following the delivery of such list, and without prejudice of Itaú’s right of choice, the parties shall jointly review the BBA Companies’ Credits selected by Itaú as being susceptible to a great probability of loss, for which purpose Itaú undertakes to consider in good faith the arguments of the Sellers for removal of such BBA Companies’ Credits from such list. At the end of such period Itaú shall present a final list of BBA Companies’ Credits that it has selected (the “BBA Selected Credits”), for purposes of recording in the Memo Account for the BBA Companies.

Itaú Selected Credits

11.4. - Within fifteen (15) days following the execution of this Instrument, Itaú shall deliver to the Sellers a detailed list of the Credits granted to Itaú major (corporate) clients that shall make up the Itaú Corporate Assets to be transferred to Banco BBA, including the relevant financial conditions and Treasury Referential Rates, thus enabling for the Sellers full access to all information and documents concerning the mentioned Itaú Credits and their respective guarantees.

11.5. - Within thirty (30) days following the delivery of the list referred to in Article 11.4, the Sellers shall deliver to Itaú a list of the Itaú Credits that they have selected as being susceptible to a great probability of loss, from among the Credits shown in the list referred to in Article 11.4.

11.6. - Within thirty (30) days following the delivery of such list, and without prejudice of the Seller’s right of choice, the parties shall jointly review the Itaú Credits selected by the Sellers as being susceptible to a great probability of loss, for which purpose the Sellers undertake to consider in good faith the arguments of Itaú for removal of such Itaú Credits from such list. At the end of such period the Sellers shall present a final list of Itaú Credits that they have selected (the “Itaú Credits”), for purposes of recording in the Memo Account for Itaú.

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Clients in Common

11.7. - Without prejudice of what is established in Articles 11.3 and 11.6, the parties undertake to conduct additional and in - depth studies of the Credits of clients that are common to the BBA Companies and to Itaú, with the mutual purpose of, to the extent deemed reasonable by the parties, avoiding that such Credits be chosen to be part of either the BBA Selected Credits or the Itaú Selected Credits.

11.8. - For purposes of Article 11.7, only clients included in the Credit portfolios of the BBA Companies or of Itaú shall be taken into account.

XII. - OBLIGATION TO INDEMNIFY

Sellers’ Obligation to Indemnify

12.1. - The Sellers guarantee to Itaú the correctness of all of the representations and warranties contained in Section VII and VIII and hereby undertake joint and several liability to indemnify Itaú in the event that Asset Shortages and Liability Overages are assessed for the BBA Companies, also comprising the Holding Companies in the case of Article 2.3, after offsetting adjustments deriving from Asset Overages and Liability Shortages. In respect to Fináustria and its Subsidiaries, the obligation to indemnify is limited to seventy - one - point - nine - nine - nine - three (71.9993%) of the Asset Shortages and Liability Overages, after offsetting adjustments by seventy - one - point - nine - nine - nine - three (71.9993%) of Asset Overages and Liability Shortages. The obligation to indemnify referred to in this Article shall be processed through the Memo Account for the BBA Companies, on the terms of Section XIV.

Itaú’s Obligation to Indemnify

12.2. - Itaú guarantees to the Sellers the correctness of all of the representations and warranties contained in Section IX and hereby undertakes to indemnify the Sellers in the event that Asset Shortages and Liability Overages are assessed for the Itaú Corporate Assets, after offsetting adjustments deriving from Asset Overages and Liability Shortages. The obligation to indemnify referred to in this Article shall be processed through the Memo Account for Itaú, on the terms of Section XV.

XIII. - MEMO ACCOUNT

13.1. - The Memo Account is a special non - accounting record for entering Asset Shortages, Liability Overages, Asset Overages and Liability Shortages. The Asset Shortages and the Liability Overages shall be debited, while the Asset Overages and the Liability Shortages shall be credited. Each Memo Account shall be opened on the Closing Date and shall be bookkept by Banco BBA.

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13.2. - Entries made in each Memo Account shall be of two (2) categories: (i) potential and (ii) realized. In order to record entries in each category, two (2) Memo sub - accounts shall be opened, the “Memo Account - Potential” and the “Memo Account - Realized”.

13.3. - The Memo Account - Potential shall have a sub - account in U.S. dollars for entries in that currency. If there should be transfer of such amounts to the Memo Account - Realized, such transfer shall be made in Brazilian currency, converted at the Exchange Rate effective on the date of the event that gives rise to the transfer.

13.4. - For ease of management and control there shall be (i) an Memo Account for entries concerning the BBA Companies and relevant sub - accounts named “Memo Account - Potential - BBA” and “Memo Account - Realized - BBA”, and (ii) another Memo Account for entries concerning Itaú and relevant sub - accounts named “Memo Account - Potential - Itaú” and “Memo Account - Realized - Itaú”,

XIV. - BBA COMPANIES MEMO ACCOUNT

14.1. - In the BBA Companies Memo Account the entries shall be related to BBA Companies’ events that are liabilities and/or rights of the Sellers.

Memo Account - Potential - BBA

14.2. - For the Memo Account - Potential - BBA the entries shall be related only to BBA Selected Credits, which shall be restated by the correspondent Treasury Referential Rate as from the date of the BBPs. The BBA Selected Credits carried forward to the Memo Account - Realized - BBA shall be excluded from the Memo Account - Potential - BBA.

Memo Account - Realized - BBA

14.3. - For purposes of entry in the Memo Account - Realized - BBA, the following shall be deemed to be realized:

(a) for Asset Shortage:

(i) BBA Selected Credit:

(1) when due to bankruptcy or composition with creditors (concordata) of the debtor;

(2) one hundred and eighty (180) days after maturity when unpaid, if no extension has been occurred;

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(3) upon maturity of each BBA Selected Credit that is then extended: the amounts resulting from the application of the rules of Article 14.4;

(ii) when non - existence or eviction of assets and rights is characterized;

(b) for Asset Overage:

(i) BBA Companies’ Credits recorded in the bad debts provision in the BBPs, BBA Companies’ Credits that on the date of the BBPs have been written off or Credits of which the BBA Companies are titleholders and that are not contemplated in the BBPs: on the date that they are totally or partially received;

(ii) goods and rights that are not taken into account in the BBPs: on the date when their existence is characterized;

(iii) amounts that are in excess of the restatement by the corresponding Treasury Referential Rate of the BBA Selected Credit: on the date they are received;

(iv) recovery of Liability Overages: on the date they are received or of reversal of the provision due to extinction of the obligation.

(c) for Liability Overage: when settled with the creditor or deposited; and

(d) for Liability Shortage: when characterized.

14.4. - For purposes of entry in the Memo Account - Realized of BBA Selected Credits that are extended upon maturity, the following rules shall apply:

(a) upon maturity of the BBA Selected Credit there shall be a minimum repayment of twenty percent (20%) of the debt;

(b) the remaining balance of the BBA Selected Credit not extended shall be divided into four (4);

(c) the remaining period, as from the date of maturity of the BBA Selected Credit until completion of the term of five (5) years, counting from the Closing Date, shall also be divided into four (4);

(d) the minimum repayments for extension of the BBA Selected Credit shall observe the installments and terms established in items (a), (b) and (c) of this Article, so as to enable full settlement of the BBA Selected Credit within a term of five (5) years counting from the Closing Date; and

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(e) the shortage between the minimum amounts for repayment of the debt established in items (a), (b) and (c) of this Article and the amounts actually received for the BBA Selected Credits shall be deemed to be realized.

14.5. - BBA Selected Credits with terms of more than five (5) years that are still outstanding shall be taken into account at the time of closing the Memo Account of the BBA Companies, on the terms of Article 16.14.

14.6. - Within thirty (30) days from the end of each calendar quarter, as from the quarter of the Closing Date, the balance of the Memo Account - Realized - BBA shall be calculated, with the proportionate portion of such balance corresponding to the direct or indirect equity interest of Itaú in the BBA Companies being entered fully as a credit to Itaú or to the Sellers, as the case may be, within a maximum of five (5) business days counting from notice given by the Committee in respect of the amount of the balance. In other words, considering that the proportionate direct or indirect equity participation of Itaú in the BBA Companies shall be ninety - five - point - seven - five percent (95.75%) as from the Closing Date, the amount corresponding to such percentage shall be entered as a credit to Itaú or to the Sellers, as the case may be.

XV. - Itaú Memo Account

15.1. - In the Itaú Memo Account the entries shall be related to events concerning Itaú Corporate Assets that are liabilities and/or rights of Itaú.

Memo Account - Potential - Itaú

15.2. - For Memo Account - Potential - Itaú the entries shall be related only to Itaú Selected Credits, which shall be restated by the correspondent Treasury Referential Rate as from the date of transfer of the Itaú Corporate Assets to Banco BBA. The Itaú Selected Credits carried forward to the Memo Account - Realized - Itaú shall come from the Memo Account - Potential - Itaú.

Memo Account - Realized - Itaú

15.3. - For purposes of entry in the Memo Account - Realized - Itaú, the following shall be deemed to be realized:

(a) for Asset Shortage in respect of Itaú Selected Credits:

(i) when due to bankruptcy or composition with creditors (concordata) of the debtor;

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(ii) one hundred and eighty (180) days after maturity when unpaid, if no extension has been occurred;

(iii) upon maturity of each Itaú Selected Credit that is then extended: the amounts resulting from the application of the rules of Article 15.4;

(b) for Asset Overage:

(i) amounts that are in excess of the restatement by the correspondent Treasury Referential Rate of the Itaú Selected Credit: on the date they are received;

(ii) in respect of Itaú Selected Credits that have been written off: on the date that they are totally or partially received;

(iii) recovery of Liability Overages: on the date they are received or of reversal of the provision due to extinction of the obligation;

(c) for Liability Overage: when settled with the creditor or deposited.

15.4. - For purposes of entry in the Memo Account - Realized - Itaú of Selected Itaú Credits that are extended upon maturity, the following rules shall apply:

(a) upon maturity of the Itaú Selected Credit there shall be a minimum repayment of twenty percent (20%) of the debt;

(b) the remaining balance of the Itaú Selected Credit not extended shall be divided into four (4);

(c) the remaining period, as from the date of maturity of the Itaú Selected Credit until completion of the term of five (5) years, counting from the Closing Date, shall also be divided into four (4);

(d) the minimum repayments for extension of the Itaú Selected Credit shall observe the installments and terms established in items (a), (b) and (c) of this Article, so as to enable full settlement of the Itaú Selected Credit within the term of five (5) years counting from the Closing Date; and

(e) the shortage between the minimum amounts for repayment of the debt established in items (a), (b) and (c) of this Article and the amounts actually received for the Itaú Selected Credits shall be deemed to be realized.

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15.5. - Itaú Selected Credits with terms greater of than five (5) years that are still outstanding shall be taken into account at the time of the closing of the Memo Account, on the terms of Article 16.14.

15.6. - Within thirty (30) from the end of each calendar quarter, as from the quarter of the Closing Date, the balance of the Memo Account - Realized - Itaú shall be calculated, with the proportionate portion of such balance corresponding to the direct or indirect equity interest of the Sellers in the BBA Companies (considering for purposes of this Article the direct and indirect participation of H - E) being entered fully as a credit to the Sellers or to Itaú, as the case may be, within a maximum of five (5) business days counting from notice given by the Committee in respect of the amount of the balance. In other words, considering that the proportionate direct or indirect equity participation of H - E in BBA Companies shall be four - point - two - five percent (4.25%) as from the Closing Date, the amount corresponding to such percentage shall be entered as a credit to the Sellers or to Itaú, as the case may be.

XVI. - MANAGEMENT OF THE MEMO ACCOUNT

Committee and Entries in the Memo Account

16.1. - The management and control of the Memo Account shall be performed by a Committee made up of four (4) members, half of which shall be appointed by the Seller and the other half by Itaú (the “Committee”), which shall be responsible for:

(a) analyzing all of the Asset Shortages, Liability Overages, Asset Overages and Liability Shortages communicated to it by the administrators of the BBA Companies, by the Sellers and by Itaú;

(b) providing for the necessary studies and assessment so as to verify the existence of any Asset Shortage, Liability Overage, Asset Overage or Liability Shortage; and

(c) determining the amount to be debited or credited to each Memo Account - Potential and to each Memo Account - Realized.

16.2. - Monthly the parties shall be informed by the Committee as to entries made in the immediately prior month, receiving a statement of the activity in each Memo Account - Potential and in each Memo Account - Realized by no later than the tenth (10th) day of the following month, showing entries made by unanimous decision of the Committee with a list of items in respect of which unanimous decisions was not reached.

16.3. - Unanimous decisions of the Committee shall be binding upon the contracting parties. If there is no unanimity, the following procedure shall be observed:

(a) within thirty (30) days from receiving the monthly statement, the Sellers and Itaú shall establish by mutual agreement a solution for the amounts that were not decided upon by

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unanimity of the Committee, in which case the amount thus covenanted shall be entered in the corresponding Memo Account - Potential or Memo Account - Realized;

(b) should it not be possible to arrive at an agreement within the period established in item (a) of this Article, within the following thirty (30) days the Sellers or Itaú shall apply for establishment of an Arbitration Tribunal on the terms of Article 16.22, in which case the amount determined by the Arbitration Tribunal shall be binding upon the contracting parties and shall be entered in the corresponding Memo Account - Potential or Memo Account - Realized.

16.4. - For better clarity it is hereby stipulated that, except for BBA Selected Credits and Itaú Selected Credits, and subject to the provisions of Articles 10.4 and 10.5, the Sellers and Itaú respectively guarantee the existence, but are not responsible for the settlement or realization of any Credits, unless the Credits or their guarantees contain vices or are not properly formalized, but in any event only if the vice or the irregularity should hinder the collection or the realization of the Credit, and in the case of vice of the guarantee limited to the amount thereof. Not to be deemed as vices but rather as business risks undertaken by the parties are any issues concerning the nature of the transaction (hedging, for example) or the criteria for adjustment of the Credit, whichever should be the applicable index, such as “TR” (Referential Rate), CDI, exchange rate and price index, except in the case of covenanted earnings conditions beyond those that are usual in the market, as a result of reciprocity agreements that the borrower for the Credit should fail to perform.

16.5. - By unanimous decision the Committee may remove Credits from the list of BBA Selected Credits or the Itaú Selected Credit.

Rules for Entries in the Memo Account - Realized

Scope

16.6. - In determining the Assets Shortages, Liability Overages, Asset Overages and Liabilities Shortages, it will also be considered any facts and acts, either omissive or active, that occurred in the period between the date of the BBPs and the Closing Date, taking into account for such purpose the amounts booked by the BBA Companies.

16.7. - For better clarity it is hereby established that, among the Credits, whether of the BBA Companies or of Itaú, only BBA Selected Credits and Itaú Selected Credits, as well as those covered in Article 16.4 can generate Asset Shortages and thereby adjustment to the corresponding Memo Account - Realized.

Amount

16.8. - Any amount to be entered in the Memo Account - Realized shall be subject to gross - up if the corresponding Asset Shortage or Liability Overage is non - deductible for the BBA

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Companies. If deductible, the amount to be entered shall be that of the Asset Shortage or Liability Overage itself.

16.9. - Any amount to be entered in the Memo Account - Realized shall be subject to gross - up if the corresponding Asset Overage or Liability Shortage is non - taxable for the BBA Companies. If taxable, the amount to be entered shall be that of the Asset Overage or Liability Shortage itself.

16.10. - The amount of the entry for each BBA Selected Credit or for each Itaú Selected Credit, in the event of Asset Shortage, shall be:

(a) the amount mentioned in the applicable BBP, net of the corresponding bad debts provision accrued to - date, restated as from the date of the BBP by the corresponding Treasury Referential Rate; or

(b) the amount of the transfer to Banco BBA, restated as from the date of the transfer to Banco BBA by the corresponding Treasury Referential Rate.

16.11. - The amount actually received subsequently for the BBA Selected Credits and for the Itaú Selected Credits that have been entered in the Memo Account - Realized as an Asset Shortage shall be deemed to be an Asset Overage and shall be entered as such in the Memo Account - Realized.

Restatement of Amount

16.12. - The amounts recorded in the Memo Account - Realized shall be expressed according to the actual amounts of the items to which they refer, on the date that they are recorded in the Memo Account - Realized. As from then, the amounts shall be restated by the variation of the CDI up to when they are offset or effectively paid.

Time Limits for Entries

16.13. - Only the following shall be considered for entry in the Memo Account - Realized:

(a) tax obligations, including contributions and social security charges that are Liability Overages, that may be required in proceedings commenced within the respective prescriptive periods;

(b) obligations of a labor - related nature that represent Liability Overages, required in proceedings commenced within the respective prescriptive periods, even for employees terminated after the Closing Date, provided they relate to the period up to the Closing Date;

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(c) other Liability Overages and Asset Shortages that may be revealed within up to five (5) years from the Closing Date; and

(d) Asset Overages and Liability Shortages that may be revealed within up to five (5) years from the Closing Date.

Closing

16.14. - Each Memo Account - Potential and each Memo Account - Realized shall be closed after a term of six (6) years has elapsed counting from Closing Date, at which time for purposes of carrying out the final settlement, (i) all pending items subject to immediate solution to the extent possible will have been resolved between the parties and (ii) the applicable rules shall be established for pending items that are at that point not susceptible to immediate solution, including any proceedings or procedures in progress, even if only administrative. Such rules shall observe the following basic principles:

(a) the main purpose shall be of dealing with pending Asset Shortages, Liability Overages, Asset Overages and Liability Shortages on a definitive basis;

(b) all of the property rights of the parties shall be respected;

(c) studies shall be conducted and adopted for action to minimize the economic/financial costs both for Banco BBA and for the parties;

(d) in the event that the decision taken in respect of any asset is in the sense that the asset shall remain with Banco BBA, then Banco BBA shall pursue the efforts of realizing the asset, being that the amounts then effectively received shall be treated as an Asset Overage for the benefit of the party that is assuming the risk, which party shall have the right to receive from the other party the amount to which it would have been entitled if the Memo Account were in effect;

(e) in the event that the decision taken in respect of any asset is in the sense that the asset should not remain with Banco BBA, the destination of such asset shall be determined by the party that is assuming the risk, which party, if it desires, may acquire the asset for its proper value, with due regard for applicable legislation, which amount shall be deemed to be an Asset Overage;

(f) for purposes of items (d) and (e) of this Article, assets that are realized as goods shall only be recognized as Asset Overages at the time and for the amount into which such goods are transformed into cash, net of any costs or expenses, being that the parties shall take action so that such goods can be realized in cash within the shortest period possible; and

(g) unless another solution is then adopted by the parties, the BBA Selected Credits and Itaú Selected Credits with an original maturity term greater than five (5) years shall remain with Banco BBA, for final settlement upon maturity, in compliance with the rules to which they would be subject if the Memo Account were in effect.

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16.15. - At the time of the closing of the Memo Account a reconciliation shall be conducted between the outstanding balances in the Memo Account - Realized - BBA and the Memo Account - Realized - Itaú in order to determine the final result, which may then be favorable to Itaú (“Credit Balance - Itaú”) or favorable to the Sellers (“Credit Balance - Sellers”).

16.16. - In the case of a Credit Balance - Itaú, subject to the provisions of Article 16.18, the following shall apply:

(a) the corresponding amount shall be paid by the Sellers to Itaú, in which case if agreed by the parties it shall be permitted to offset such amount against the outstanding balance of the Subordinated Debt;

(b) there shall be the release of pledge of securities representing the Subordinated Debt and, if applicable, of the H - E shares and of the Itaú preferred shares.

16.17. - In the case of a Credit Balance - Sellers, subject to the provisions of Article 16.18, the following shall apply:

(a) Itaú shall pay spot cash to the Sellers the amount of the mentioned Credit Balance - Sellers as a Variable Portion of the Purchase Price, on the terms of Article 3.5; and

(b) there shall be the release of pledge of securities representing the Subordinated Debt and, if applicable, of the H - E shares and of the Itaú preferred shares.

16.18. - If at the time of the procedures established for such purpose in Article 16.14 pending items still remain, the release of the pledge of securities representing the Subordinate Debt and, if applicable, of the H - E shares and the Itaú preferred shares shall not occur fully, and a proportionate portion established by mutual agreement between the parties shall remain pledged until there is a final solution for the pending items.

Defense of the Rights of the Parties

16.19. - If the debtor of a BBA Selected Credit or of an Itaú Selected Credit should question the existence or the amount of the BBA Selected Credit or the Itaú Selected Credit, or if a third party should question the ownership of goods and rights of the BBA Companies, the parties shall ensure that the BBA Companies, following orientation by the Sellers and Itaú, use all appropriate actions to obtain judicial acknowledgement of the existence and amount of the BBA Selected Credit or the Itaú Selected Credit, or of the ownership of the good or right.

16.20. - In the case of Liability Overages, the parties shall ensure that the BBA Companies, following orientation by the Sellers and Itaú, contest the existence, the amount or the

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enforceability of the obligation, on terms that do not jeopardize the interests and the credit of the BBA Companies. For such purpose it is agreed that:

(a) any administrative or judicial procedure brought against BBA Companies shall be promptly and timely contested;

(b) upon becoming aware of any of the procedures referred to in item (a) of this Article, or of any intention of third parties that could be deemed as a Liability Overage, the parties shall instruct the administrators of the BBA Companies involved to promptly communicate the fact to the Sellers and to Itaú in respect of the claim and, when informed, as to the facts that support the claim;

(c) the parties shall instruct the administrators of the BBA Companies involved to immediately inform the Sellers and Itaú as to the commencement of a procedure of fiscalization that could result in tax obligations that represent Liability Overages;

(d) the Sellers or Itaú, as the case may be, shall be entitled to monitor and assist the BBA Companies in the defense for any claim through an attorney at law of their choice, for their own account; and

(e) the parties shall ensure that the companies involved provide to the Sellers, to Itaú and to the attorneys at law chosen by them on the terms of item (d) of this Article all of the elements and information necessary for full exercise of the right of defense.

16.21. - Decision as to actions taken as provided in Articles 16.19 and 16.20 shall take into account the preservation of the image and of the interests of the BBA Companies, of Itaú and of the Sellers.

Arbitration

16.22. - On the terms of Law No. 9307, of September 23, 1996, the parties undertake to submit to arbitration any impasse within the Committee concerning the entries to be made in the Memo Account - Potential and Memo Account - Realized, according to the following rules:

(a) the arbitration shall be conducted by the Arbitrator(s) in the Portuguese language in the City of São Paulo and shall have as its subject - matter solely the case provided for in item (b) of Article 16.3;

(b) if due to the amount involved the matter is subject to resolution by all of the Arbitrator(s), at the request of any the parties the Arbitrator(s) shall consult a specialist on the matter in discussion, chosen by mutual agreement between Itaú and the Sellers; in the absence of consensus the choice shall be by lottery, with the expenses with such specialist being borne by the parties on the terms of item (e) of this Article;

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(c) the arbitration decision may take into account not only rules of law, but also of equity, custom and usage in the financial market and generally accepted accounting principles;

(d) the decision shall be rendered within sixty (60) days counting from the institution of the arbitration, which period may be extended by consensus of the parties whenever necessary;

(e) expenses incurred with arbitration, as well as the fees of the Arbitrator(s), shall be borne by the parties in proportion to their respective losses in the dispute; and

(f) the arbitration decision shall be binding upon the parties and may not be revised other than as to its formal aspects, and may be immediately executed by the Judiciary in the event of refusal of compliance.

XVII. - PLEDGE BY THE SELLERS

17.1. - The Sellers agree to pledge on the Closing Date, in favor of Itaú or of a third party indicated by the latter, the following securities as guarantee for the Sellers’ obligation to indemnify deriving from the assessment of the Memo Account on terms of Section XIV:

(a) firstly, securities representing the Subordinate Debt;

(b) secondly, if necessary considering the Pledged Amount, shares issued by H - E held by the Sellers on the terms of Article 10.2; and

(c) thirdly, if necessary considering the Pledged Amount, shares issued by Itaú.

17.2. - The amount to be pledged by the Sellers in favor of Itaú (the “Pledged Amount”) shall be established as stipulated below:

(a) thirty percent (30%) of the balance of the Memo Account - BBA Companies;

(b) plus:

(i) one hundred percent (100%) of the amount of the total Contingencies assessed on the terms of Section IV and characterized as being probable; and

(ii) fifty percent (50%) of the amount of the total Contingencies assessed on the terms of Section IV and characterized as being potential;

(c) being that the mentioned pledged shall correspond, as a minimum, to the totality of the securities representing the Subordinated Debt.

17.3. - The Sellers and Itaú shall execute on the Closing Date:

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(a) an Agreement for Pledge of Securities Representing the Subordinated Debt, substantially in the form of the Exhibit to Article 17.3(a); and

(b) if necessary, an Agreement for Pledge of Shares issued by H - E, substantially in the form of the Exhibit to Article 17.3(b)

17.3.1. - On the date of issuance of the Itaú preferred shares on the terms of Article 3.4(a) the parties, if necessary, shall execute an Agreement for Pledge of Preferred Shares, issued by Itaú, substantially in the form of the Exhibit to Article 17.3(c).

17.4. - At the end of each calendar year as from 2003, included, throughout the period of effectiveness of the Memo Account, a comparison shall be made of the amount equivalent to (i) thirty percent (30%) of the Memo Account - Potential - BBA Companies, (ii) increased or decreased, respectively, by one hundred percent (100%) of the Credit Balance - Itaú or the Credit Balance - Sellers, increased by (iii) one hundred percent (100%) of the total restated amount of the Contingencies assessed on the terms of Section IV and characterized as being probable, which have not yet been settled, (iv) fifty percent (50%) of the total restated amount of the Contingencies assessed on the terms of Section IV and characterized as being potential, which have not yet been settled, (v) one hundred percent (100%) of the total restated amount of new Contingencies that may be revealed by the end of each year and that are characterized as being probable, and (vi) fifty percent (50%) of the total restated amount of new Contingencies that may be revealed by the end of each year and that are characterized as being probable (the amount thus calculated shall be referred to as “Guarantee Referential Amount”) with the Pledged Amount, thereby applying the following:

(a) if the Pledged Amount is less than or greater than the Guarantee Referential Amount by up to thirty million Reais (R$ 30.000.000,00), no adjustment shall be made;

(b) if the Pledged Amount is greater than the Guarantee Referential Amount by more than thirty million Reais (R$ 30.000.000,00), the totality of the exceeding amount shall be released from the outstanding pledge;

(c) if the Pledged Amount is less than the Guarantee Referential Amount by more than thirty million Reais (R$ 30.000.000,00), the Sellers shall grant to Itaú a guarantee in the amount corresponding to the totality of the amount that is short of the Guarantee Referential Amount; and

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(d) the guarantee referred to in item (c) of this Article may be granted by means of pledge of securities representing the Subordinated Debt issued by Itaú, of common shares issued by H - E, of preferred shares issued by Itaú, or of any other guarantee that is acceptable for Itaú.

17.5. - After two (2) years have elapsed, the Sellers may substitute the guarantees existent at that point on the terms of this Section, provided that the new instrument or securities pledged are of the same quality and do not represent a weakening of the guarantee. Any substitution shall be subject to prior approval by Itaú, which approval shall not be refused unreasonably.

XVIII. - TRANSITION PERIOD AND MANAGEMENT

18.1. - The transition period (“Transition Period”) comprises the period that goes from the date of execution of this Purchase and Sale Agreement to the Closing Date.

18.2. - The Sellers commit to Itaú, in their capacity of controlling shareholders of the BBA Companies, throughout the Transition Period, to ensure that the BBA Companies be managed in the normal course of business and in a form that can assure complete protection of Itaú’s interests in its capacity of future direct or indirect shareholder of the BBA Companies, with particular concern as to the following matters:

(a) granting of Credits;

(b) treasury transactions; and

(c) controllership.

18.3. - As from the date of execution of this instrument, Itaú shall have reasonable access to all information relative to the BBA Companies, including accounting books and records, as well as to the management and the auditors of the BBA Companies. The mentioned access shall occur in the premises of the BBA Companies, during business hours, subject to prior notice, without prejudice of other forms of interaction as established by the parties.

XIX. - TREASURY RESULTS

19.1. - On the terms of Article 3.3(b), the Variable Portion of the Purchase Price shall consist of an amount equivalent to any treasury results of Banco BBA (“Treasury Results”) assessed on the terms of this Section, which shall be calculated and paid as shown below and in accordance with the Exhibit to Article 19.1, which reflects the methodology for assessment of Treasury Results.

19.2. - Treasury Results shall be assessed during fiscal years 2003 to 2007, latter included.

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19.3. - The data required for calculation of Treasury Results shall be recorded in an memo account managed by the Committee (“Memo Account - Treasury Results), showing:

(a) as a credit the amounts of any Treasury Surpluses, and as a debit the amounts of any Treasury Deficits, showing the to - date balance; and

(b) in the case of a debit balance, the portion that corresponds to any to - date amounts below the Threshold.

19.4. - Six - monthly, during the period referred to in Article 19.2, immediately upon finalization of the audit of the balance sheet, the parties shall examine the results of treasury transactions of Banco BBA in order to determine the resulting Treasury Surplus or Treasury Deficit.

19.4.1. - In the cases provided for in items (c) and (d) of Article 19.9, the examination of the balance of the Memo Account - Treasury Results shall have as a base date the last day of the previous month.

19.5. - The Treasury Results shall consist of the amount corresponding to fifty percent (50%) of the to - date credit balance of Memo Account - Treasury Result.

19.6. - The amount equivalent to the Treasury Results ascertained in each assessment period shall be retained, until such time as it reaches the limit of fifty million Reais (R$ 50,000,000.00), restated monthly by the variation of the IGP - M as from the Closing Date (the “Retained Amount”), so as to absorb any reductions in the credit balance of the Memo Account - Treasury Results in subsequent assessment periods.

19.7. - For the assessment period in which the Treasury Results exceed the Retained Amount, the amount in excess shall be immediately paid in cash by Itaú to the Sellers, on account of Variable Portion of the Purchase Price, on the terms of Article 3.5.

19.7.1. - The amount paid pursuant to Article 19.7, multiplied by two (2), shall be debited to the Memo Account - Treasury Results.

19.8. - The outstanding balance of Memo Account - Treasury Results at the end of each assessment period, after the charge referred to in Article 19.7.1, shall be restated by the variation of the CDI up to the date of assessment for the following period.

19.9. - The date for settlement of the Memo Account - Treasury Results shall be the first to occur of the following:

(a) the date on which the audit of the balance sheet of Banco BBA for the period ended December 31, 2007 is finalized; or

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(b) the date on which the balance of the Memo Account - Treasury Results in favor of Itaú, taking into account for such purpose only fifty percent (50%) of the Treasury Deficit amounts below the Threshold in each assessment period, reaches the amount of fifty million Reais (R$ 50,000,000.00), restated monthly by the variation of the IGP - M as from the Closing Date; or

(c) the date of occurrence of any of the cases of acquisition of Registered Common Shares of BBA - P held by H - E on the terms provided for in the BBA - P Shareholders Agreement; or further

(d) the date, which in any event shall be within the first five (5) business days of each month, on which the Sellers resolve to settle the Memo Account - Treasury Results.

19.10. - On the date of settlement of the Memo Account - Treasury Results:

(a) in the case of a credit balance, the amount corresponding to the Treasury Results, including the total balance of the Retained Amount, shall be paid spot cash by Itaú to the Sellers, on account of Variable Portion of the Purchase Price, on the terms of Article 3.5; or

(b) in the case of a debit balance:

(i) the amount corresponding to fifty percent (50%) of the outstanding debit balance, taking into account only the amounts of the Treasury Deficit below the Threshold in each assessment period, shall be paid by the Sellers to Itaú and, in addition;

(ii) in the event that previously there has been payment of excesses pursuant to Article 19.7, the Sellers shall pay to Itaú the lesser of: (1) the total amount of the excess previously paid corrected by the variation of the CDI, or (2) the amount of fifty percent (50%) of the debit balance corresponding to the gap between the Threshold and the Parameter.

XX. - OTHER OBLIGATIONS

20.1. - With due regard for the terms and conditions of this Instrument, each one of the parties that are signatories hereunder shall exert their best efforts to perform, or ensure the performance of, all of the actions and necessary or desirable acts according to applicable laws and rulings so as to implement the business transactions contemplated in this Instrument, executing or causing to be executed any and all representations, requisitions and other documents for such purpose. Each one of the parties, before and after the Closing, undertakes to ensure that the BBA Companies take all of the necessary or desirable action to implement the business transactions

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contemplated in this Instrument, executing and causing to be executed any and all representations, requisitions and other documents for such purpose.

20.2. - The contracting parties shall cooperate mutually and shall exert their best efforts to promptly obtain any governmental approvals required in connection with the execution and formalization of this Instrument and the implementation of the business transactions contemplated in this Instrument. The parties agree to submit this Purchase and Sale Agreement to the Central Bank, together with other documents that are necessary for approval of the business transaction, on the terms of Article 5.1(a), within five (5) business days counting from the date of execution of this Instrument.

20.3. - The parties undertake to consult mutually prior to disclosing any aspect concerning this Instrument and to jointly establish a strategy for disclosure of this business transaction, except for permission for any one of the parties to perform the communications and notices required by legislation in force, which if possible shall be previously submitted to the other parties.

20.4. - The parties shall maintain as confidential, and shall instruct their relevant executive officers, employees and consultants to maintain as confidential, all information concerning the BBA Companies and their business and concerning the Itaú conglomerate and its business, as well as all information obtained from the other party in respect of the negotiation, execution and formalization of this Instrument, including all of the terms and conditions of this Purchase and Sale Agreement (“Confidential Information”).

20.5. - The parties shall disclose to their relevant executive officers, employees and consultants the Confidential Information that is strictly necessary, within the field of activity of the mentioned professionals, for the NB, for the BBA Companies and for Itaú, informing them as to its confidential nature. The Parties shall exert their best efforts to ensure that the mentioned persons treat the Confidential Information with secrecy.

20.6. - Not to be considered as Confidential Information is that which (i) is required by law, regulation or order of any governmental authority that the receiving party of the information is required to obey; (ii) that is of public knowledge on the date of this Instrument or that becomes of public knowledge in the form established in Article 20.3; (iii) that was already of knowledge to the receiving party of the information; (iv) that becomes available for one of the parties through a third party that is not violating confidentiality obligations; and (v) that is acquired and/or developed independently by one party without violating the confidentiality obligations provided for in this Purchase and Sale Agreement.

20.7. - If the requirement provided for in Article 20.6(i) should occur, the party that is required to provide the information (i) shall promptly notify the other party in writing, assisting and providing it with all the necessary information so that the notified party can take the action that it deems appropriate for protection of the confidentiality; and (ii) shall provide to the authority

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only information that is strictly necessary, conferring and requiring confidential treatment thereof.

20.8. - The confidentiality obligations provided for in Articles 20.4 to 20.7 above are binding upon the parties and their successors for two (2) years as from the execution of this Purchase and Sale Agreement.

XXI. - CENTRAL BANK

21.1. - In the event that approval by the Central Bank for implementation of the business transactions contemplated hereunder, referred to in Article 5.1(a), or for purchase of the equity interests held by HVB, is not issued within one hundred and eighty (180) days counting from the date of this Instrument, within a maximum of one hundred and eighty (180) days the parties shall negotiate in good faith an alternative that best meets their respective interests.

XXII. - FINAL PROVISIONS

22.1. - Any alteration or amendment to this Purchase and Sale Agreement shall only be considered valid if it is executed by all of the parties.

22.2. - This Purchase and Sale Agreement is executed irrevocably and irreversibly and is binding upon the parties and their successors on any account, as well as on assignees that are duly authorized on the terms of this Purchase and Sale Agreement.

22.3. - The parties hereby expressly acknowledge that the obligations undertaken by them hereunder shall be specifically performed on the terms of Articles 461, 486 and 632 to 645 of the Brazilian Code of Civil Procedure.

22.4. - The rights and obligations deriving from this Purchase and Sale Agreement shall not be assigned, either wholly or in part, directly or indirectly, to third parties, unless with prior and express consent of the other party, which consent shall not be unreasonably denied.

22.5. - Any and all communications between the parties shall be made in writing and shall be considered valid, unless provided for otherwise, if sent by means of registered mail or by fax to the addresses shown below:

(a) if to the Sellers: Av. Paulista, 37, 20º andar, 01311 - 000, São Paulo, SP, Phone: 3281 - 8000

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Fax.: 3281 - 8151 Attn.: Drs. Fernão C. B. Bracher and Antonio Beltran Martinez

with copy to:

Pinheiro Neto Advogados Rua Boa Vista, 254, 9º andar, 01014 - 807, São Paulo, SP, Phone: 3247 - 8400 Fax.: 3247 - 8600 Attn.: Dr. Antonio Mendes

(b) if to Itaú: Praça Alfredo Egydio de Souza Aranha, 100, Torre Itaúsa, 04344 - 902, São Paulo, SP, Phone: 5019 - 2959 Fax.: 5019 - 2933 Attn.: Dr. Roberto Egydio Setubal

with copy to:

Praça Alfredo Egydio de Souza Aranha, 100, Torre C, 12º andar 04344 - 902, São Paulo, SP, Phone: 5019 - 1653 Fax.: 5019 - 1322 Attn.: Dr. Luciano Amaro

or to any other address that the parties may at any time communicate to the other party in writing.

22.6. - The notifications and communications given according to Article 22.5 shall be considered received (i) on the date of the receipt notice, if delivered by registered mail, or (ii) at the time of confirmation of receipt of transmission, if sent by fax.

22.7. - The terms and conditions stipulated hereunder supersede any and all previous understandings between the parties on the same matters dealt hereunder.

22.8. - In the event that any provision of this Purchase and Sale Agreement is deemed to be invalidated, illegal or unenforceable for any reason, and if such invalidation, illegality or unenforceability does not affect the structure or essence of this Purchase and Sale

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Agreement, the parties shall negotiate in good faith the replacement of the invalidated, null or unenforceable provision by another that seeks to preserve the original interests of the parties.

22.9. - Any omission, concession or forbearance by any one of the parties in exercising the rights attributed to it on the terms of this instrument shall not operate as waiver of such rights nor shall jeopardize the right of exercising them at any time.

XXIII. - JURISDICTION

23.1. - The parties elect the Courts of the Judicial District of São Paulo, State of São Paulo, as the only one that is competent to resolve any issues relative to the construal and performance of any obligations deriving from this Purchase and Sale Agreement, with exclusion of any other court, no matter how privileged it may, with due regard for the arbitration clauses relative to the assessment of the Total Amount of Contingencies, provided for in Article 4.6, and to the entries in the Memo Account, provided for in Article 16.22.

In Witness Whereof, the parties execute this Purchase and Sale Agreement instrument in four (4) counterparts of equal content and form, in the presence of the two (2) undersigned witnesses.

São Paulo, November 4, 2002

FERNÃO CARLOS BOTELHO BRACHER

ANTONIO BELTRAN MARTINEZ

BANCO ITAÚ S.A.

Name: Roberto Egydio Setubal Title: Chief Executive Officer

Name: Henri Penchas Title: Senior Vice - President

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Witnesses:

1. -	____________________________________
Name: Fernando Marques Cleto Duarte ID No.: 6.152.173

2. -	____________________________________
Name: João Dionisio F. Barreto Amoedo ID No.: 4442051 - IFP/RJ